Exhibit 99.1
Inverness Medical Innovations Declares Dividend on its Series B Convertible Perpetual Preferred Stock
WALTHAM, Mass., September 15, 2008 — Inverness Medical Innovations, Inc. (AMEX: IMA), a leading provider of near-patient diagnostics, monitoring and health management solutions, today declared a dividend of $4.77 per share on its Series B Convertible Perpetual Preferred Stock (AMEX: IMA.PR.B). The dividend will be paid in shares of Series B stock in an amount per share equal to the quotient of (a) $4.77 divided by (b) 97% of the average of the volume-weighted average price per share of the Series B stock on the American Stock Exchange for each of the five consecutive trading days ending on the second trading day immediately prior to the record date of the dividend. Inverness will pay cash in lieu of any fractional shares resulting from the dividend. The dividend is payable on October 15, 2008 to holders of record of Series B stock at the close of business on October 1, 2008.
This is the first dividend that the Company has declared and will pay on its Series B stock, and such payment will cover the amount of all dividends accrued from May 9, 2008, the original issuance date of the Series B stock, through September 30, 2008.
For more information about Inverness Medical Innovations, please visit our website at http://www.invernessmedical.com.
By developing new capabilities in near-patient diagnosis, monitoring and health management, Inverness Medical Innovations enables individuals to take charge of improving their health and quality of life. A global leader in rapid point-of-care diagnostics, Inverness’ products, as well as its new product development efforts, focus on infectious disease, cardiology, oncology, drugs of abuse and women’s health. Inverness is headquartered in Waltham, Massachusetts.